UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 7, 2017

iCAD, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

1-9341	02-0377419
(Commission File Number)	(IRS Employer Identification No.)

98 Spit Brook Road, Suite 100, Nashua, New Hampshire	03062
(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 7, 2017, iCAD, Inc. (the “Company”) entered into an agreement with Xoft, Inc., Xoft Solutions, LLC and Silicon Valley Bank (the “Bank”), pursuant to which the Bank agreed to provide $13 million in financing to the Company. Pursuant to the terms of a Loan and Security Agreement, dated as of August 7, 2017 (the “Loan Agreement”), the Bank will make revolving loans to the Company in the principal amount of $4,000,000 (the “Revolving Advances”) and provide a term loan facility up to $9,000,000, to be drawn in two tranches (the “Term Loan Advances”). Funding of the initial term loan in the amount of $6,000,000 is expected to take place on or about August 11, 2017 (the “Funding Date”). The Company will receive proceeds of $6,000,000 from the initial Term Loan Advance, less fees and expenses incurred in connection with the Loan Agreement.

The Loan Agreement is summarized in greater detail below. The description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which is filed as an exhibit to this Report. The Loan Agreement been included to provide investors and security holders with information regarding its terms. The description is not intended to provide any other factual information about the Company or the other parties thereto. The Loan Agreement contains representations and warranties the parties thereto made to, and solely for the benefit of, the other parties thereto. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since information concerning the subject matter of the representations and warranties may change after the date of the Loan Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Loan Agreement

The maturity date of the Revolving Advances and the Term Loan Advances is August 7, 2021. However, the maturity date will become April 30, 2019, April 30, 2020 or April 30, 2021 if, on or before October 30, 2018, or 2019 or 2020, as applicable, the Company does not agree in writing to the net revenue covenant levels proposed by the Bank with respect to the upcoming applicable calendar year.

The second Term Loan Advance in the principal amount of $3,000,000 will be made by the Bank to the Company prior to July 30, 2018 if the Company has, for a trailing twelve (12) months prior to July 30, 2018, net revenue of at least $35,000,000 (the “Revenue Milestone Event”).

The outstanding Revolving Advances will accrue interest at a floating per annum rate equal to 1.50% above the prime rate for periods when the ratio of the Company’s unrestricted cash to the Company’s outstanding liabilities to the Bank plus the amount of the Company’s total liabilities that mature within one (1) year is at least 1.25 to 1.0. At all other times, the interest rate shall be 0.50% above the prime rate. The outstanding Term Loan Advances will accrue interest at a floating per annum rate equal to the prime rate.

The Company will repay the Term Loan Advances beginning on September 1, 2019, unless the Revenue Milestone Event occurs prior to such date, in which case the Company will begin repaying the Term Loan Advances on March 1, 2020. Repayments of the Term Loan Advances will be made in equal monthly installments of principal for 36 month if such payments begin on September 1, 2019 or 30 months if such payments begin on March 1, 2020.

If the Revolving Advances are paid in full and the Loan Agreement is terminated prior to the maturity date, then the Company will pay to the Bank a termination fee in an amount equal to two percent (2.0%) of the maximum revolving line of credit. If the Company prepays the Term Loan Advances prior to the maturity date, then the Company will pay to the Bank an amount equal to 1.0%-3.0% of the Term Loan Advances, depending on when such Term Loan Advances are repaid.

The Loan Agreement requires the Company to maintain net revenues during the trailing six (6) month period ending on the last day of each calendar quarter as follows: June 30, 2017—$10.25 million; September 30, 2017—$11.5 million; December 31, 2017—$14 million; March 31, 2018—$15 million; June 30, 2018—$15.25 million; and September 30, 2018 and December 31, 2018—$15.5 million. These minimum net revenue financial covenants do not represent revenue guidance provided by the Company and should not be used as such. The amounts were negotiated with the Bank for the sole purpose of defining events of default and may not be indicative of future results. If the Company fails to meet the applicable net revenue target, such failure would be an event of default under the Loan Agreement and the Bank is entitled to exercise all remedies under the Loan Agreement, including refusing to advance funds, foreclose on collateral and declare all amounts outstanding under the Loan Agreement to be due and payable.

Obligations to the Bank under the Loan Agreement or otherwise are secured by a first priority security interest in substantially all of the assets, including intellectual property, accounts, receivables, equipment, general intangibles, inventory and investment property, and all of the proceeds and products of the foregoing, of each of the Company and Xoft, Inc. and Xoft Solutions LLC, wholly-owned subsidiaries of the Company.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Loan and Security Agreement, dated as of August 7, 2017 by and among Silicon Valley Bank, the Company, Xoft, Inc. and Xoft Solutions, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iCAD, INC. (Registrant)

By:	/s/ Richard Christopher
Richard Christopher Chief Financial Officer

Date: August 10, 2017

EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	Loan and Security Agreement, dated as of August 7, 2017 by and among Silicon Valley Bank, the Company, Xoft, Inc. and Xoft Solutions, LLC